Exhibit 99.2

Planned Teleconference Script for Investor Call

November 4, 2009

[Call Center Operator]

Good morning everyone, and welcome to Pacer International’s analyst call. [Standard verbiage about operating the call]. On the line from Pacer are Michael Uremovich, Chief Executive Officer, Dan Avramovich, Chief Operating Officer, and Brian Kane, Chief Financial Officer. I will now turn the call over to Brian Kane, Pacer’s Chief Financial Officer.

Brian Kane, Chief Financial Officer

Thank you, operator, and good morning everyone. Thank you all for joining us. The purpose of this call is to discuss Pacer’s announcement that it has entered into new multi-year agreements with the Union Pacific Railroad and to review our 3rd Quarter Earnings Results. After we cover a few housekeeping items, Mr. Uremovich will discuss the new arrangements with UP; next, I will review third quarter financial results; and then we’ll open the call to your questions.

We would like to remind you to please refer to our website for important information, including our press release and the Form 8-K we filed last night relating to our quarterly earnings and our new arrangements with UP. This conference is being recorded. A replay of this call will also be available on our website in a few hours and will be available until December 4, 2009. Please note that we routinely post important information on our Investor Relations page on our website, www.pacer.com.

As usual, before we start our presentation we need to make our normal disclosure regarding forward-looking statements and predictions of future operations. Such statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and are based on management’s beliefs or interpretations of currently available information. These statements and assumptions involve certain risks and uncertainties which are described in our filings with the Securities & Exchange Commission and the actual events and results may differ materially from expectations as specified from time-to-time in filings with the SEC. Except as required by applicable law, we assume no duty to revise, update or publicly release the results of any revision to these forward-looking statements in light of new information or future events.

At this time, I would like to introduce Mr. Michael Uremovich, Chairman and Chief Executive Officer of Pacer International.

Michael Uremovich, Chief Executive Officer

Good morning, on behalf of Pacer International, thank you for joining us today. Last night we issued a press release announcing that Pacer has entered into a new multi-year commercial agreement and other contracts with UP that provide Pacer with access to the entire UP network and supersede our legacy contract with UP that expires in October of 2011 to the extent of the matters covered by the new arrangements. Last night we also filed a Form 8-K with the SEC which contains important information about those new arrangements as well as a series of questions and answers which we believe will be helpful to your understanding of these positive developments to Pacer’s future, and we urge you to review that filing.

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While the details of the arrangements are confidential, I want to highlight some key features. Our new arrangements should resolve the uncertainty and speculation in the market around Pacer’s rail contract status with UP. Specifically, the new arrangements provide a gradual increase to new linehaul rates and establish Pacer with a continued position on the entire UP network, with access to all intermodal services at competitive rates. It also increases equipment availability and flexibility by preserving our Pacer-controlled fleet and our entire range of small-box offerings and providing expanded access to UP’s EMP Fleet at competitive rates. The new arrangements implement container yard and equipment pooling to reduce costs and improve service levels for both UP and Pacer, settle and terminate the outstanding claims between the parties concerning domestic big-box container transportation and provide for a $30 million cash payment to Pacer.

In the aggregate these arrangements position us to continue to grow our integrated intermodal door-to-door service offering while we continue to serve our wholesale customers - concentrating on select markets where Pacer has a unique value proposition and where it makes sense for our overall network.

To be specific, our new rate structures will likely affect our business relationships with Intermodal Marketing Companies (or IMCs), but we want to be very clear that we are not ceasing to do business with this important group of customers. Pacer will still offer a range of services to the entire IMC community, including our Small Box, Mexico, Eastern Core, and Cartage Services. We expect that Pacer will have a diminished role in the wholesale big-box East/West market in the future as we provide a new rate structure to our IMCs for this traffic. UP will offer Pacer Stacktrain IMC customers the opportunity to transition to a new, direct relationship. Revenues from IMC customers in our east/west ramp-to-ramp big-box business who may transition business away from Pacer totaled approximately $190 million for the first nine months of 2009. We expect this business will transition away from Pacer, but it will be up to each IMC customer to determine the details surrounding this. Pacer and UP have created a process that will allow IMCs to continue to service this business without any interruption and to ensure that the shippers/end customers will not see any disruption in their service as a result of our new arrangements.

Ultimately, we believe that reduced involvement for Pacer in the big-box east/west wholesale business will allow us to focus on our core competency: meeting the needs of the large - and growing - base of customers who require integrated, door-to-door control of all aspects of the shipping process. Our new integrated business model together with Pacer’s renowned operating expertise, allows us to continue to deliver premium services to our growing customer base of direct shippers.

There has been some speculation, primarily in the financial press, regarding the potential impact on pricing as a result of anticipated changes in our existing agreement with UP. I want to be very clear that the new arrangements do not result in any change in our retail pricing policy. We pride ourselves on pricing to reflect market conditions, and we will continue to do so. Intermodal rates have been under pressure in 2009, and while we can’t predict what they might do in 2010, I want our direct shipping customers to know that we intend to remain competitive.

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We have been very clear over the last couple of years that Pacer was going to transition itself to focus on an integrated door-to-door intermodal service primarily for end-user freight customers. This is a major step in that direction. We have a world-class intermodal product and we intend to aggressively expand our market position and believe that these new arrangements help us do that. The significant cloud that has hovered over this company since some became concerned about what we would do when our legacy contract expired has been removed.

It is important to note that our automotive, international steamship line, and ARC products are not changing and remain subject to the terms and conditions of our legacy contract with UP. The new arrangements with UP do include terms and conditions that provide Pacer with a continued exclusive position on the UP network with regard to Pacer’s offering of products and services to meet international steamship line customers’ needs in conjunction with and in addition to the UP rail transportation product, and we continue to work with UP on our north/south automotive arrangements beyond the term of the legacy contract. Our cartage, warehousing, NVOCC/freight forwarding, and highway/supply chain service products are not impacted by the new arrangements and, for all our services, we continue to provide our current and continuing customers with the superior Pacer service they have come to expect.

As part of our continuing relationship with UP, we have entered into a new and mutually advantageous fleet sharing operation that allows UP customer access to Pacer’s fleet. At the same time Pacer has gained expanded access to UP’s EMP fleet. The agreement contains mechanisms that allow us to adjust the size of our fleet up or down going forward as our transportation needs change. This arrangement should improve equipment utilization, reduce Pacer’s overall equipment costs and allow UP to transition business without requiring customers to switch from one equipment fleet to another. We are confident we have enough equipment to cover both companies’ needs.

We continue our focus on improving our operating returns and improving our liquidity. Along with other steps we have taken, the new arrangements allow us to reduce our bank debt by approximately 50%, and free up additional availability under our credit facility. We will continue implementing actions that result in reductions in operating and overhead expenses. In addition to the savings targets and commitments we have previously reported, it will be necessary to make further reductions due to the changes resulting from the new UP arrangements, and we remain committed to reaching competitive selling, general and administrative (“SG&A”) expense levels by mid-2010. We are implementing actions that should result in approximately $12 million in additional annualized SG&A savings in response to these new arrangements. Employees who are impacted by these decisions have been briefed concerning timelines and requirements. We do not take these actions lightly, and we are grateful to all our employees for their many years of service in building the IMC business.

Overall, we believe that our new arrangements with UP position us to succeed in the changing marketplace. Taken altogether, we believe that Pacer is headed for a successful future. Before we turn to questions, I want to turn the discussion back to Brian for our 3rd quarter earnings report.

Brian Kane, Chief Financial Officer

Thanks Mike. I would now like to discuss our third quarter earnings results.

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Included in the press release that we issued after the market closed yesterday, you will find a Statement of Operations reflecting our third quarter and nine months results compared to the same periods last year. Also included in the release is a balance sheet as of the end of the third quarter and a statement of cash flows for the first nine months of 2009. In addition to the normal financial data in our press release, we have included a reconciliation of GAAP Financial Results to Adjusted Financial Results, excluding the goodwill impairment that occurred in the first quarter to provide for greater clarity with respect to our ongoing operations.

We have already made our normal disclosure regarding forward-looking statements and predictions of future operations. However, before I start the discussion of our third quarter earnings, I would like to summarize some the positive actions taken and results achieved this quarter. First, as discussed in our last call, we successfully completed the sale of certain assets of our Transport business unit. As this unit did not fit strategically with the primary focus on our core intermodal business, we made the decision to sell the assets of this unit to UTSI, and closed the transaction on August 17. Second, we successfully completed an amendment to our credit facility on August 28. We believe the amendment, which converted the agreement to an asset based borrowing facility, provides us with a capital structure to support our business on a long-term basis. Finally, we returned to profitability in the third quarter and achieved positive cash flow. While we have not yet achieved our targeted level of SG&A, we continue to execute on our strategic initiatives of creating a world class intermodal product, focused on the beneficial cargo owner and reducing our costs.

Now, I would like to discuss the third quarter financial results.

As you can see from our press release, we reported income for the third quarter of $0.6 million or $0.02 per share as compared to income of $20.8 million or $0.59 per share in the third quarter of 2008. Revenue for the third quarter was $418.7 million, or a decline of $139.1 million from the prior year quarter.

For the nine month period, our earnings per share, without the impact of the goodwill impairment, was a loss of $0.66 as compared to income of $1.36 in the comparable period of the prior year. Revenues for the first nine months were $1.154 billion as compared to $1.577 billion last year.

While the difficult economic conditions continue to persist, we are pleased that we have returned to profitability this quarter. Industry volumes remain consistent with the levels that we saw in the second quarter, and the pricing environment remains difficult. However, we continue to see strength in our retail domestic volumes, automotive volumes have improved, and the benefits of our cost reduction efforts have been accelerating.

Looking at our intermodal segment, we reported an operating income of $4.9 million in the third quarter as compared to operating income of $34.9 million in the comparable quarter of last year. Overall, intermodal revenues were down $117.0 million to $314.9 million as compared to $431.9 million in the third quarter of 2008. A significant portion of the decline in revenue was as a result of lower fuel surcharge. Our average fuel surcharge percentage was 17.8% in the third quarter of 2009 as compared to 41.4% in the comparable period last year.

In addition to the negative impact of the fuel surcharge and price competition, intermodal segment revenue was also adversely affected by lower volumes. We saw lower volumes in two of our three wholesale intermodal lines of business: third party domestic and international. Wholesale auto volumes did show an increase in the third quarter as compared to last year. Our retail domestic product was essentially flat compared to the same quarter last year.

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Total wholesale volumes, excluding the retail business which utilizes our own containers, declined 13.5% while retail domestic volumes declined slightly by 0.9% in the third quarter as compared to last year. In spite of the slight decline in retail volumes, our retail operation grew its overall market share as compared to the second quarter of this year. The improvement is due primarily from the new customers we gained in the first quarter. In addition, over 80% of the retail domestic business in the third quarter was shipped in our own equipment as compared to 76.0% in the third quarter of 2008.

Wholesale domestic volumes declined by 15.6% as compared to the third quarter last year, principally from the effects of the economy and continued share loss in wholesale as some of our larger wholesale customers moved to other providers. As we have previously stated, we were impacted by reductions in volume from two wholesale customers who last year entered into direct arrangements with other railroads and wholesale providers or who utilized their own equipment fleet. On a sequential basis, third quarter volumes were essentially flat with the second quarter of this year.

Wholesale automotive volumes increased by 5.2% in the third quarter. While there is some indication that a portion of this improvement is attributable to the “cash for clunkers” program and thus temporary, we are seeing volumes continue at third quarter run rates into the fourth quarter. We are cautiously optimistic that this trend will continue through the remainder of the fourth quarter.

Wholesale international volumes declined 29.1% in the third quarter as compared to the prior year. This volume reduction reflects the continuing weakness in international freight volumes. As compared to the second quarter this year, the international volumes were down by approximately 3%. We continue to see year-over-year volume reductions continuing into the fourth quarter of 2009 for this sector.

With respect to our initiative to utilize our own Cartage trucks for pickup and delivery of our retail domestic intermodal business, 64% of the retail volumes in locations where Cartage has a presence were drayed by our Cartage operation. This was up from 50% for the third quarter of 2008.

Overall our transportation margin percentage for the intermodal segment was 19.8% as compared to 22.1% in the third quarter of 2008. The reduced margin is due primarily to lower pricing to match market competition and maintain equipment flows and minimize repositioning costs.

Our logistics segment had an operating loss of $0.2 million in the third quarter of 2009 as compared to income of $ 1.7 million in the same quarter last year, with revenues in this segment declining $22.3 million year over year.

The operating loss and a substantial portion of the revenue decline resulted from the sale of assets of the Transport heavy haul business unit in August. Excluding the effects of Transport (including the gain on sale), revenues in this segment would have improved slightly, and we would have recorded a small operating profit in the third quarter of 2009. Both the warehouse and

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distribution and international business units had revenue increases, partially offset by a decline in revenue in our highway business unit. While our warehousing and distribution unit showed an increase in operating income through continued strong performance, those gains were offset by operating income declines in highway and international driven by volume and margin pressures from the economic climate.

Overall SG&A expenses were lower by $8.9 million as compared to the third quarter of the prior year. Included in the current quarter is $2.0 million of severance costs for the staff reductions that occurred this quarter. Severance costs for the intermodal segment were $1 million, $500 thousand for the logistics segment and $500 thousand in corporate. Offsetting the severance costs, we recorded a gain of $1.4 million on the sale of the Transport assets. The 2008 SG&A amounts included $3.1 million performance incentive expenses, with no incentive expenses in the 2009 period. Excluding the items I just mentioned, third quarter SG&A declined by $6.4 million. The majority of the improvement is attributable to the reduced employment levels and the salary and benefit reduction initiatives implemented earlier this year. As of the end of the third quarter, our overall employment level was 388 people lower than at the end of the third quarter 2008. The employment reduction as a result of the sale of Transport assets was 176.

Comparing our third quarter SG&A levels to the second quarter of 2009, our SG&A expenses, without severance and the gain on the sale of Transport assets, declined by $2.7 million. We had a reduction of over $4.8 million in salary and wages based on our actions taken this year partially offset by increased consulting costs and legal costs. As of the end of the third quarter, excluding Transport personnel, our overall employment level was 83 people lower as compared to the end of the second quarter of this year.

Interest expense for the quarter was $1.7 million as compared to $100 thousand in the prior year quarter, reflecting higher debt levels and increased interest rates under the amended credit facility. We also had a $300 thousand write-off of deferred loan fees as a result of the reduction in the size of our credit facility. We do expect our interest rates to be higher for the remainder of the year as a result of the increased spreads under the terms of the amended asset-based credit facility.

We had a tax benefit of $1.6 million as compared to an expense of $8.4 million in the third quarter of 2008. The decrease is due largely to the reduction in our operating results.

We used $20.8 million in cash from operations in the first nine months of 2009 as compared to generating $49.9 million in the comparable period of 2008. The decrease in cash from operations is driven largely from the operating loss incurred in the first half of 2009. Cash provided from operations in the third quarter was $7.9 million. We continue to monitor our accounts receivable and our days sales outstanding (“DSO”) remains consistent with prior years.

Our capital expenditures were $7.2 million in the first nine months of 2009 as compared to $14.7 million in the first nine months of 2008. The capital expenditures were due primarily to our SAP project. As I have previously discussed, the financial applications of SAP have been implemented.

Our debt level at the end of the third quarter was $54.8 million as compared to $44.6 million at the end of 2008 and $78.9 at the end of the second quarter 2009. At the end of the third quarter, $38.1 million was available under the borrowing base formula in the amended credit facility, net of $54.4 million in outstanding loans and $24.4 million of outstanding letters of credit. We had net borrowings of $10.4 million on our revolving credit facility during the first nine months of 2009. All of this borrowing occurred during the first quarter of this year.

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Our weighted average stock outstanding for the first nine months of 2009 was 34.760 million shares and the stock outstanding at the end of the September was 34.907 million shares.

The third quarter continued to be challenging but we believe actions we have taken have provided tangible benefits and position us for future improvements. We have disposed of the assets of a non strategic business unit, successfully amended our bank facility and returned to profitability and positive cash flow. In addition, we have started to see the benefits of our efforts to streamline the organization and eliminate costs. In accordance with our strategy and direction, we have seen increases in our retail market share and customer base and increased utilization of our own container and cartage networks. Finally, as Mike has discussed, we have reached new arrangements with the UP. All in all, I can say we are pleased with our results this quarter despite the challenges we have faced.

Before we open the phone lines, I’d like to turn it back to Mike.

Michael Uremovich, Chief Executive Officer

Thanks, Brian. Before we get started with the Q&A, let me just point out a few additional items. Since we don’t provide overall corporate revenue or earnings guidance, and the fact that the new UP arrangements are confidential, it’s clearly not appropriate to parse individual aspects of these arrangements and attempt to isolate their financial impact. It has been our policy not to discuss profitability of specific service lines since our business is so closely integrated, and it would be misleading to try and isolate every effect of these arrangements. In addition, it will take time to transition some aspects of the arrangements, so to estimate the impact during the remainder of 2009 or early 2010 could also easily be misleading.

Secondly, to comply with SEC requirements, we will be filing within the next several days unaudited pro forma results of operations for the nine-month period ended September 30, 2009 and for the 2008 fiscal year prepared to present Pacer’s results of operations as if the transition of the IMC domestic big box shipments had occurred on the first day of those reporting periods as well as a pro forma balance sheet prepared to present Pacer’s financial position as if such transition had occurred as of September 30, 2009, and, reflecting the assumption that Pacer did not handle that business as of those dates. Other aspects of the new arrangements will not be addressed in the pro forma financials. We do not intend today to go into any of the aspects of those pro forma financial statements, but I urge you to review them when they are filed.

Now, operator I’d like to go ahead and open the floor for questions. Brian Kane and Dan Avramovich will help me respond to your questions.

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